      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 7, 1998

                                      COMMISSION FILE NO._______________________


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933


                       SHARED TECHNOLOGIES CELLULAR, INC.
                       ----------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


           DELAWARE                                       06-1386411
           --------                                       ----------
(STATE OR OTHER JURISDICTION OF             (I.R.S. EMPLOYER IDENTIFICATION NO.)
 INCORPORATION OR ORGANIZATION)



                  100 GREAT MEADOW ROAD, WETHERSFIELD, CT 06109
                  ---------------------------------------------
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)


                       SHARED TECHNOLOGIES CELLULAR, INC.
                       1994 STOCK OPTION PLAN, AS AMENDED
                      1994 DIRECTOR OPTION PLAN, AS AMENDED
                      -------------------------------------
                            (FULL TITLE OF THE PLANS)

                               ANTHONY D. AUTORINO
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                       SHARED TECHNOLOGIES CELLULAR, INC.
                              100 GREAT MEADOW ROAD
                             WETHERSFIELD, CT 06109
                             ----------------------
                     (NAME AND ADDRESS OF AGENT FOR SERVICE)

                                 (860) 258-2500
                                 --------------
          (TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

                             MARIANNE GILLERAN, ESQ.
                               GADSBY & HANNAH LLP
                               225 FRANKLIN STREET
                           BOSTON, MASSACHUSETTS 02110
                                 (617) 345-7000

                         CALCULATION OF REGISTRATION FEE


           1994 STOCK OPTION PLAN, AS AMENDED (THE "1994 STOCK PLAN")
           ----------------------------------------------------------

----------------------- --------------------- ---------------------- --------------------- ---------------------
 Title of Securities                            Proposed Maximum       Proposed Maximum
   to be Registered         Amount to be       Offering Price Per     Aggregate Offering        Amount of
                           Registered (1)         Share (2)(3)           Price (2)(3)        Registration Fee
----------------------- --------------------- ---------------------- --------------------- ---------------------
----------------------- --------------------- ---------------------- --------------------- ---------------------
 Common Stock, $0.01           77,500                  $2.13               $165,075               $48.70
 par value per share
----------------------- --------------------- ---------------------- --------------------- ---------------------
----------------------- --------------------- ---------------------- --------------------- ---------------------
 Common Stock, $0.01           10,000                  $2.38               $23,800                $7.02
 par value per share
----------------------- --------------------- ---------------------- --------------------- ---------------------
----------------------- --------------------- ---------------------- --------------------- ---------------------
 Common Stock, $0.01           3,500                   $2.50                $8,750                $2.58
 par value per share
----------------------- --------------------- ---------------------- --------------------- ---------------------
----------------------- --------------------- ---------------------- --------------------- ---------------------
 Common Stock, $0.01           45,000                  $2.75               $123,750               $36.51
 par value per share
----------------------- --------------------- ---------------------- --------------------- ---------------------
----------------------- --------------------- ---------------------- --------------------- ---------------------
 Common Stock, $0.01           77,500                  $3.13               $242,575               $71.56
 par value per share
----------------------- --------------------- ---------------------- --------------------- ---------------------
----------------------- --------------------- ---------------------- --------------------- ---------------------
 Common Stock, $0.01          127,665                  $3.68             $469,807.20             $138.59
 par value per share
----------------------- --------------------- ---------------------- --------------------- ---------------------
----------------------- --------------------- ---------------------- --------------------- ---------------------
 Common Stock, $0.01          183,835                  $5.06             $930,205.10             $274.41
 par value per share
----------------------- --------------------- ---------------------- --------------------- ---------------------

        1994 DIRECTOR OPTION PLAN, AS AMENDED (THE "1994 DIRECTOR PLAN")
        ----------------------------------------------------------------

----------------------- --------------------- ---------------------- --------------------- ---------------------
 Title of Securities                            Proposed Maximum       Proposed Maximum
   to be Registered         Amount to be       Offering Price Per     Aggregate Offering        Amount of
                           Registered (1)         Share (2)(3)           Price (2)(3)        Registration Fee
----------------------- --------------------- ---------------------- --------------------- ---------------------
----------------------- --------------------- ---------------------- --------------------- ---------------------
 Common Stock, $0.01           6,000                   $1.63                $9,780                $2.89
 par value per share
----------------------- --------------------- ---------------------- --------------------- ---------------------
----------------------- --------------------- ---------------------- --------------------- ---------------------
 Common Stock, $0.01           10,000                  $2.13               $21,300                $6.28
 par value per share
----------------------- --------------------- ---------------------- --------------------- ---------------------
----------------------- --------------------- ---------------------- --------------------- ---------------------
 Common Stock, $0.01           2,000                   $2.25                $4,500                $1.33
 par value per share
----------------------- --------------------- ---------------------- --------------------- ---------------------
----------------------- --------------------- ---------------------- --------------------- ---------------------
 Common Stock, $0.01           8,000                   $4.75               $38,000                $11.21
 par value per share
----------------------- --------------------- ---------------------- --------------------- ---------------------
----------------------- --------------------- ---------------------- --------------------- ---------------------
 Common Stock, $0.01           7,333                   $5.06              $37,104.98              $10.95
 par value per share
----------------------- --------------------- ---------------------- --------------------- ---------------------

 TOTAL REGISTRATION FEE FOR THE 1994 STOCK PLAN AND 1994 DIRECTOR PLAN (THE "PLANS")
 -----------------------------------------------------------------------------------
----------------------- --------------------- ---------------------- --------------------- ---------------------
 Title of Securities                            Proposed Maximum       Proposed Maximum
   to be Registered         Amount to be       Offering Price Per     Aggregate Offering        Amount of
                           Registered (1)         Share (2)(3)           Price (2)(3)      Registration Fee(4)
----------------------- --------------------- ---------------------- --------------------- ---------------------
----------------------- --------------------- ---------------------- --------------------- ---------------------
 Common Stock, $0.01          558,333           See above               $2,074,647.28            $612.03
 par value per share                              tables
----------------------- --------------------- ---------------------- --------------------- ---------------------

(1) Pursuant to Rule 416, there are also being registered such additional shares of Common Stock as may become issuable pursuant to stock splits or similar transactions.

(2) The offering price for shares subject to options outstanding on the date hereof is the actual exercise price of such options.

(3) The offering price of $5.06 is for shares that have not yet been made subject to options on the date hereof under the Plans, and has been estimated solely for the purpose of computing the registration fee, pursuant to Regulation C, Rule 457(h), on the basis of the average of the high and low prices of the registrant's Common Stock, as reported in the consolidated reporting system of NASDAQ April 3, 1998.

(4) The Registration Fee consists of $48.70 payable in respect of 77,500 shares subject to options under the 1994 Stock Plan at $2.13 per share, plus $7.02 payable in respect of 10,000 shares subject to options under the 1994 Stock Plan at $2.38 per share, plus $2.58 payable in respect of 3,500 shares subject to options under the 1994 Stock Plan at $2.50 per share, plus $36.51 payable in respect of 45,000 shares subject to options under the 1994 Stock Plan at $2.75 per share, plus $71.56 payable in respect of 77,500 shares subject to options under the 1994 Stock Plan at $3.13 per share, plus $138.59 payable in respect of 127,665 shares subject to options under the 1994 Stock Plan at $3.68 per share, plus $2.89 payable in respect of 6,000 shares subject to options under the 1994 Director Plan at $1.63 per share, plus $6.28 payable in respect of 10,000 shares subject to options under the 1994 Director Plan at $2.13 per share, plus $1.33 payable in respect of 2,000 shares subject to options under the 1994 Director Plan at $2.25 per share, plus $11.21 payable in respect of 8,000 shares subject to options under the 1994 Director Plan at $4.75 per share, plus $274.41 payable in respect of 183,835 shares under the 1994 Stock Plan that have not yet been made subject to options, based on an offering price of $5.06, plus $10.95 payable in respect of 7,333 shares under the 1994 Director Plan that have not yet been made subject to options, based on an offering price of $5.06. The offering price of $5.06 for shares that have not yet been made subject to options on the date hereof under the Plans has been estimated solely for the purpose of computing the registration fee, pursuant to Regulation C, Rule 457(h), on the basis of the average of the high and low prices of the registrant's Common Stock, as reported in the consolidated reporting system of NASDAQ, on April 3, 1998.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS


         The document(s) containing the information specified in Part I of Form S-8 are not required to be filed with the Securities and Exchange Commission (the "Commission") as part of this registration statement on Form S-8. Such documents and the documents incorporated by reference in this registration statement on Form S-8 pursuant to Item 3 of Part II hereof, as described below, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the "Securities Act").

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents are incorporated by reference in this registration statement:

         (a) The Annual Report on Form 10-K for the fiscal year ended December 31, 1997 ("Fiscal 1997") filed by Shared Technologies Cellular, Inc. (the "Company") pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         (b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of Fiscal 1997; and

         (c) The description of the Company's securities in the Company's registration statements filed under the Exchange Act, including all amendments and reports filed for the purpose of updating such description.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered in this registration statement have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the following provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         Delaware General Corporation Law, Section 102(b)(7), enables a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders to eliminate or limit personal liability of members of its Board of Directors for violations of a director's fiduciary duty of care. However, the elimination or limitation shall not apply where there has been a breach of the duty of loyalty, failure to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which is deemed illegal or obtaining an improper personal benefit. Article EIGHTH of the Company's Restated Certificate of Incorporation includes the following language:

                  A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director for any act or omission; PROVIDED, HOWEVER, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct for a knowing violation of law, (iii) under Section 174 of the [Delaware General Corporation Law ("GCL")], or
         (iv) for any transaction from which the Director derived an improper personal benefit. If the GCL is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL as so amended. Any repeal or modification of this Article EIGHT by the stockholders of the Corporation or otherwise shall not apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omission of such director occurring prior to such amendment or repeal.

         Delaware General Corporation Law, Section 145, permits a corporation organized under Delaware law to indemnify directors and officers with respect to any matter in which the director or officer acted in good faith and in a manner he reasonably believed to be not opposed to the best interests of the Company, and, with respect to any criminal action, had reasonable cause to believe his conduct was lawful. Article NINTH of the Company's Restated Certificate of Incorporation includes the following language:

                           (a) The Corporation shall, to the fullest extent
permitted by Section 145 of the GCL, indemnify any person [who] was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right if the Corporation) against any and all of the expenses (including attorney's fees), judgment, fines and amounts paid in settlement actually or reasonably incurred by such person by reason of having been an officer, director, employee or agent at the request of the Corporation, any subsidiary of the Corporation or of any other corporation, partnership, joint venture, trust or other enterprise for which any and all persons who acted as officer, director, employee or agent at the request of the Corporation, if such person acted in good faith and in a manner he reasonably believed to be in [or] not opposed to the best interests of the Corporation, and, with respect to any criminal was unlawful. The termination of any action, suit or proceeding by judgment, order settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceedings, had reasonably cause to believe that his conduct was unlawful.

                           (b) The Corporation may indemnify any person who was
or is a party of is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent or another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

                           (c) To the extent that a director, officer, employee
or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsection (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

                           (d) Any indemnification under subsection (a) and (b)
of this section (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsection (a) and (b) of this section. Such determination shall be made (1) by the Board by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

                           (e) Expenses (including attorneys' fees) incurred by
an officer or director in defending any civil, criminal administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director, or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in the section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board deems appropriate.

                           (f) The indemnification and advancement of expenses
provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

                           (g) The Corporation shall have the power to purchase
and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify a person against such liability under this section.

                           (h) The indemnification and advancement of expenses
provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executor and administrator of such a person.

                           (i) If a claim for indemnification pursuant to this
section is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expenses of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the applicable standard of conduct set forth in the GCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the corporation (including its Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the GCL, nor an actual determination by the Corporation (including its Board, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct.

         The Company maintains a directors, officers and corporate liability insurance policy in the amount of Ten Million Dollars ($10,000,000).

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

         The following exhibits are filed as part of this registration statement:

Exhibit
NUMBER        DESCRIPTION
------        -----------

     4a Shared Technologies Cellular, Inc. 1994 Stock Option Plan, as amended.

     4b Shared Technologies Cellular, Inc. 1994 Director Option Plan, as amended (filed as Exhibit 10.5 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and hereby incorporated by reference).

     4c       Restated Certificate of Incorporation of the Company (filed as
              Exhibit 3.1 to the Company's Registration Statement on Form SB-2 dated December 8, 1994 and hereby incorporated by reference).

     4d Certificates of Amendment of Restated Certificate of Incorporation of the Company (filed as Exhibit 4.2 to the Company's Registration Statement on Form S-3 filed with the Commission on October 28, 1997 and hereby incorporated by reference).

     4e Bylaws of the Company (filed as Exhibit 3.1 to the Company's Registration Statement on Form SB-2 dated December 8, 1994 and hereby incorporated by reference).

     5        Opinion of Gadsby & Hannah LLP

     23a      Consent of Gadsby & Hannah LLP (contained in Opinion filed as
              Exhibit 5)

     23b      Consent of Rothstein, Kass & Company., P.C.

     24       Power of Attorney

ITEM 9.  UNDERTAKINGS.

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                           (i) to include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;

                           (ii) to reflect in the prospectus any facts or events
arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) to include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wethersfield, State of Connecticut, on April 7, 1998.

                                        SHARED TECHNOLOGIES CELLULAR, INC.



                                        By:/S/ ANTHONY D. AUTORINO
                                           ---------------------------------
                                            Anthony D. Autorino,
                                            Chairman and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

    SIGNATURE                                      TITLE                                   DATE
    ---------                                      -----                                   ----
/S/ ANTHONY D. AUTORINO                   Chairman, Chief Executive             April 7, 1998
------------------------------------      Officer and Director
Anthony D. Autorino                       (Principal Executive Officer)

/S/ THOMAS H. DECKER                      Director                              April 7, 1998
------------------------------------
Thomas H. Decker


/S/ WILLIAM A. DIBELLA                    Director                              April 7, 1998
------------------------------------
William A. DiBella


/S/ VINCENT DIVINCENZO                    Chief Financial Officer,              April 7, 1998
------------------------------------      Treasurer and Director
Vincent DiVincenzo                        (Principal Financial and
                                          Accounting Officer)

                                          Director
------------------------------------
Craig A. Marlar


/S/ AJIT G. HUTHEESING                    Director                              April 7, 1998
------------------------------------
Ajit G. Hutheesing


/S/ NICHOLAS E. SINACORI                  Director                              April 7, 1998
------------------------------------
Nicholas E. Sinacori

